Table of Contents

Banco Bradesco S.A
Exhibit 8.1

Banco Bradesco S.A. – Subsidiaries as of December 31, 2004

Subsidiary	Jurisdiction of Incorporation	Names Under which Business is Conducted

1 Atlântica Capitalização S.A.	Rio de Janeiro – Brazil	Atlântica Capitalização
2 Banco Alvorada S.A	Salvador – Brazil	Banco Alvorada
3 Banco BEM S.A.	São Luis – Brazil	Banco BEM
4 Banco Boavista Interatlântico S.A.	São Paulo – Brazil	Boavista
5 Banco Bradesco Argentina S.A.	Buenos Aires – Argentina	Bradesco Argentina
6 Banco Bradesco Luxembourg S.A.	Luxembourg – G. Ducado	Bradesco Luxembourg
Luxembourg
7 Banco Finasa S.A.	São Paulo – Brazil	Banco Finasa
8 Banco Mercantil de São Paulo S.A.	São Paulo – Brazil	Mercantil
9 Bradesco Argentina de Seguros S.A	Buenos Aires – Argentina	Bradesco Argentina de Seguros
10 Bradesco Auto/RE Companhia de Seguros	Rio de Janeiro – Brazil	Bradesco Auto/RE
11 Bradesco Capitalização S.A.	Rio de Janeiro – Brazil	Capitalização
12 Bradesco Consórcios Ltda.	São Paulo – Brazil	Bradesco Consórcios
13 Bradesco Leasing S.A. Arrendamento Mercantil	São Paulo – Brazil	Bradesco Leasing
14 Bradesco S.A. Corretora de Títulos e Valores Mobiliários	São Paulo – Brazil	Bradesco Corretora
15 Bradesco Saúde S.A.	Rio de Janeiro – Brazil	Bradesco Saúde
16 Bradesco Securities Inc.	New York – USA	Bradesco Securities
17 Bradesco Seguros S.A.	Rio de Janeiro – Brazil	Bradesco Seguros
18 Bradesco Vida e Previdência S.A.	Osasco – Brazil	Bradesco Previdência
19 Bradescor Corretora de Seguros Ltda.	Osasco – Brazil	Bradescor
20 BRAM – Bradesco Asset Management S.A. DTVM	São Paulo – Brazil	BRAM
21 Cia. Securitizadora de Créditos Financeiros Rubi	São Paulo – Brazil	Rubi
22 Finasa Seguradora S.A.	Rio de Janeiro – Brazil	Finasa Seguradora
23 Scopus Tecnologia Ltda.	São Paulo – Brazil	Scopus Tecnologia
24 União Participações Ltda.	São Paulo – Brazil	União